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                                                                   Exhibit 99.1


ALLEGHANY CORPORATION
7 Times Square Tower, 17th Floor
New York, NY 10036

                                                   Contact: R.M. Hart
                                                   (212) 752-1356


                                                          FOR IMMEDIATE RELEASE


                  ALLEGHANY ANNOUNCES COMMENCEMENT OF MANDATORY
                   CONVERTIBLE PREFERRED STOCK PUBLIC OFFERING


     New York, NY, June 14, 2006 - Alleghany Corporation ("Alleghany") (NYSE-Y) today announced that it has commenced a public offering of approximately $260 million of its mandatory convertible preferred stock. The underwriters have an option to purchase from Alleghany additional shares of mandatory convertible preferred stock to cover over-allotments, if any.

     Alleghany currently intends to use the net proceeds from the sale of its mandatory convertible preferred stock to make contributions to the capital and surplus of its insurance operating units, including contributions to benefit the commercial property operations of its subsidiary RSUI Group, Inc., and for general corporate purposes.

     Merrill Lynch & Co. is acting as the sole book-running manager and Dowling & Partners Securities, LLC, Janney Montgomery Scott LLC and Wachovia Capital Markets, LLC are acting as co-managers for the mandatory convertible preferred stock offering.

     The mandatory convertible preferred stock will be sold pursuant to an effective shelf registration statement filed today with the Securities and Exchange Commission (the "SEC"). A prospectus supplement relating to the offering of the mandatory convertible preferred stock was also filed today with the SEC. When available, copies of the prospectus supplement and the accompanying base prospectus relating to the offering may be obtained from Merrill Lynch & Co., 4 World Financial Center, New York, New York 10080; Phone 212-449-1000.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the mandatory convertible preferred stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offering of mandatory convertible preferred stock is being made only by means of a written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

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     Alleghany is engaged through its subsidiary Alleghany Insurance Holdings
LLC (consisting of RSUI Group, Inc., Capitol Transamerica Corporation and Darwin Professional Underwriters, Inc.) in the property and casualty insurance business.

     This press release contains forward-looking statements with respect to the anticipated effects of the transaction. Actual results of the transaction could be significantly different. Factors that could affect results include those set forth in filings made by Alleghany with the SEC. Although forward-looking statements help to provide complete information about future prospects, readers should keep in mind that forward-looking statements are much less reliable than historical information.

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